BARCLAYS 745 Seventh Avenue New York, NY 10019	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005
CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282
CONFIDENTIAL

January 24, 2013
Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, Florida 33647
Attention: David Hitchcock

Re: Commitment Letter, Fee Letter, Engagement and Fee Credit Letter, each dated June 29, 2012

Ladies and Gentlemen:
Reference is hereby made to (i) the commitment letter dated June 29, 2012 (including the exhibits and other attachments thereto, the “Commitment Letter”) among Barclays Bank PLC, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA (collectively, the “Commitment Parties”) and Syniverse Holdings, Inc. (the “Company” or “you”), (ii) the fee letter, dated June 29, 2012 (including the exhibits and other attachments thereto, the “Fee Letter”) among the Commitment Parties and you, (iii) the engagement letter, dated June 29, 2012 (including the exhibits and other attachments thereto, the “Engagement Letter”) among Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and you and (iv) the fee credit letter, dated June 29, 2012 (including the exhibits and other attachments thereto, the “Fee Credit Letter”) among Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and you. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Commitment Letter.
The undersigned agree as follows:
SECTION 1.     Amendment of the Commitment Letter. On the Amendment Effective Date (as defined below), the Commitment Letter is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto (the “Amended Commitment Letter”), it being agreed that (i) the only amendments to the Commitment Letter are those reflected by the stricken text and double underlined text (including the stricken and double underlined text in Exhibits A-D attached thereto) in the Amended Commitment Letter and (ii) any variances of the Amended Commitment Letter compared to the Commitment Letter which do not appear as stricken or double underlined will be disregarded and that the text of the Commitment Letter shall remain in full force and effect with respect to any such variances.
SECTION 2.    Amendment of the Fee Letter. On the Amendment Effective Date, the Fee Letter is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit B hereto (the “Amended Fee Letter”), it being agreed that (i) the only amendments to the Fee Letter are those reflected by the stricken text and double underlined text in the Amended Fee Letter and (ii) any variances of the Amended Fee Letter compared to the Fee Letter which do not appear as stricken or double underlined will be disregarded and that the text of the Fee Letter shall remain in full force and effect with respect to any such variances.
SECTION 3.    Amendment of the Engagement Letter. On the Amendment Effective Date, the Engagement Letter is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit C hereto (the “Amended Engagement Letter”), it being agreed that (i) the only amendments to the Engagement Letter are those reflected by the stricken text and double underlined text in the Amended Engagement Letter and (ii) any variances of the Amended Engagement Letter compared to the Engagement Letter which do not appear as stricken or double underlined will be disregarded and that the text of the Engagement Letter shall remain in full force and effect with respect to any such variances.
SECTION 4.    Amendment of the Fee Credit Letter. On the Amendment Effective Date, the Fee Credit Letter is hereby amended with the stricken text deleted (indicated textually in the same manner as the following example: ~~stricken text~~) and with the double-underlined text added (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit D hereto (the “Amended Fee Credit Letter”), it being agreed that (i) the only amendments to the Fee Credit Letter are those reflected by the stricken text and double underlined text in the Amended Fee Credit Letter and (ii) any variances of the Amended Fee Credit Letter compared to the Fee Credit Letter which do not appear as stricken or double underlined will be disregarded and that the text of the Fee Credit Letter shall remain in full force and effect with respect to any such variances.
SECTION 5.    Conditions to Effectiveness of this Amendment. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which the Company’s subsidiary, Syniverse Magellan Finance, LLC, has entered into with the Initial Term Lenders a new delayed draw credit agreement providing it with commitments from lenders to lend at least $625 million in aggregate principal amount of Term Loans to finance the Transactions (as defined in the Commitment Letter as amended hereby).
SECTION 6.    Effect; Amendments; Governing Law; Etc. Except as specifically amended by this Amendment, the Commitment Letter, the Fee Letter, the Engagement Letter and the Fee Credit Letter shall remain in full force and effect. This Amendment shall be construed in connection with and form part of the Commitment Letter, the Fee Letter, the Engagement Letter and the Fee Credit Letter, as applicable, and any reference to the Commitment Letter, the Fee Letter, the Engagement Letter and the Fee Credit Letter shall be deemed to be a reference to the Commitment Letter, the Fee Letter, the Engagement Letter and the Fee Credit Letter as amended by this Amendment. This Amendment may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by the parties hereto. This Amendment, the Commitment Letter, the Fee Letter, the Engagement Letter and the Fee Credit Letter set forth the entire agreement between the parties hereto and supersede all prior understandings, whether written or oral, between the parties hereto with respect to the matters herein and therein. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. This Amendment shall be subject to the waiver of jury trial, jurisdiction and service of process provisions as set forth in the Amended Commitment Letter as if such provisions were restated in full herein mutatis mutandis, and such provisions shall survive to the extent contemplated by the sixth paragraph of Section 10 of the Amended Commitment Letter.

[Signature Pages Follow]

This acknowledgement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.
Very truly yours,
SYNIVERSE HOLDINGS, INC.

By:	/s/ David W. Hitchcock Name: David W. Hitchcock Title: Chief Financial Officer and Chief Administrative Officer

ACKNOWLEDGED AND AGREED as of the date
first written above:

BARCLAYS BANK PLC

By:    /s/ Christina Park
    Name: Christina Park
    Title: Managing Director

BARCLAYS CAPITAL INC.

By:    /s/ Christina Park
    Name: Christina Park
    Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:    /s/ Catherine Madigan
    Name: Catherine Madigan
    Title: Managing Director

By:    /s/ Lauren Bergen
    Name: Lauren Bergen
    Title:    Associate

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:    /s/ Catherine Madigan
    Name: Catherine Madigan
    Title: Managing Director

By:    /s/ Lauren Bergen
    Name: Lauren Bergen
    Title:    Associate

DEUTSCHE BANK SECURITIES INC.

By:    /s/ Frank Fazio
    Name: Frank Fazio
    Title: Managing Director

By:    /s/ Scott Sartorius
    Name: Scott Sartorius
    Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH

By:    /s/ John Toronto
    Name: John Toronto
    Title:     Managing Director

By:    /s/ Vipul Dhadda
    Name: Vipul Dhadda
    Title:     Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:    /s/ Sarah Marie Martin
    Name: Sarah Marie Martin
    Title:     Managing Director
GOLDMAN SACHS BANK USA

By:    /s/ Robert Ehudin
    Name:     Robert Ehudin
    Title:     Authorized Signatory

GOLDMAN, SACHS & CO.

By:    /s/ Robert Ehudin
    Name:     Robert Ehudin
    Title:     Authorized Signatory
EXHIBIT A
Amended Commitment Letter

BARCLAYS 745 Seventh Avenue New York, NY 10019	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005
CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282
CONFIDENTIAL
June 29, 2012
Syniverse Holdings, Inc.
8125 Highwoods Palm Way
Tampa, Florida 33647
Attention: David Hitchcock
Project Magellan
Commitment Letter
Ladies and Gentlemen:
Syniverse Holdings, Inc. (the “Company” or “you”) has advised each of Barclays Bank PLC (“Barclays”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA and DBCI, “Deutsche Bank”), Credit Suisse AG (“CS Bank”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS Bank, “Credit Suisse”) and Goldman Sachs Bank USA (“GS Bank” and, collectively with Barclays, Deutsche Bank and Credit Suisse, “we,” “us” or the “Commitment Parties”) that you intend to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Magellan” (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as ~~Exhibits B and~~Exhibit C (~~collectively,~~ the “Term ~~Sheets~~Sheet”; this commitment letter, the Transaction Description, the Term ~~Sheets~~Sheet and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).
SECTION 7.    Commitments. In connection with the Transactions, each of Barclays, DBTCA, CS Bank and GS Bank (~~together with any other initial lender with respect to the Term Facility that becomes a party hereto pursuant to the first proviso of the next succeeding paragraph,~~ each an “Initial Term Lender” and, collectively, the “Initial Term Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 35%, 35%, 15% and 15%, respectively, of the entire aggregate principal amount of the Term Facility subject only to the satisfaction of the conditions referenced in Section 6 hereof ~~and, if applicable, the sixth sentence of the Escrow Provisions~~. In connection with the Transactions, each of Barclays, DBCI, CS Bank and GS Bank (~~together with any other initial lender with respect to the Backstop Facility that becomes a party hereto pursuant to the first proviso of the next succeeding paragraph,~~ each an “Initial Backstop Lender” and, collectively, the “Initial Backstop Lenders”; and together with the Initial Term Lenders, the “Initial Lenders”) is pleased to advise you of its several, but not joint commitment to provide 35%, 35%, 15% and 15% , respectively, of the entire aggregate principal amount of the Backstop Facility subject only to the satisfaction of the conditions referenced in Section 6 hereof.
SECTION 8.    Titles and Roles. It is agreed that (i) each of Barclays, DBSI, CS Securities and GS Bank will act as lead arranger for each of the Facilities (together with any other joint lead arranger appointed pursuant to this paragraph, each a “Lead Arranger” and collectively the “Lead Arrangers”), (ii) each of Barclays DBSI, CS Securities and GS Bank will act as bookrunner for each of the Facilities (together with any other joint bookrunners appointed pursuant to this paragraph, each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), (iii) Barclays will act as administrative agent and collateral agent (in such capacity, the “Term Administrative Agent”) for the Term Facility and (iv) DBCI will act as administrative agent for the Backstop Facility (in such capacity, the “Backstop Administrative Agent”). You agree that (i) Barclays shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Term Facility and (ii) DBSI shall have “left” placement in any and all marketing materials or other documentation used in connection with the Backstop Facility and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Backstop Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree~~; provided that, within 14 days of the date hereof, you may appoint one or more additional lead arrangers, joint bookrunners, agents and/or co-agents in a manner determined by you in consultation with (and reasonably acceptable to) the Joint Bookrunners (it being understood that, to the extent you appoint additional agents, co-agents, lead arrangers or bookrunners or confer other titles in respect of any Facility, such financial institution or affiliates thereof shall commit to provide the percentage of the aggregate principal amount of each of the Term Facility and the Backstop Facility at least commensurate with the economics and fees awarded to such financial institution and its affiliates and the commitments of the Initial Lenders in respect of the Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided further that in no event will the sum of the commitments of the Initial Lenders as of the date hereof be less than 100% of the aggregate principal amount of each of the Term Facility and Backstop Facility~~.
SECTION 9.    Syndication. The Joint Bookrunners reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and reasonably acceptable to the Joint Bookrunners and you; provided that (a) we agree not to syndicate our commitments to (i) certain banks, financial institutions and other entities that have been specified to us by you in writing at any time on or prior to the date hereof, and their respective affiliates or (ii) competitors of the Company or the Target and their respective subsidiaries and affiliates (except for those affiliates which are bona fide diversified debt funds, so long as such funds are managed independently from any competitor and any affiliate of a competitor that manages a competitor) in each case that have been specified to us by you in writing from time to time (collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the ~~Funding Date or the~~ Closing Date~~, as the case may be~~) in connection with any syndication, assignment or participation of the Facilities (including, the execution of the New Credit Agreement and any assignments of commitments thereunder), including its commitments in respect thereof, until after the initial funding of such Facility on the ~~Funding Date or the~~ Closing Date~~, as applicable~~, has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of any Facility (including the New Credit Agreement) until the initial funding of such Facility, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of any Facility (including the New Credit Agreement), including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under such Facility on the ~~Funding Date or the~~ Closing Date~~, as applicable~~, has occurred, and (iv) the Initial Lenders shall not assign prior to the Closing Date more than 49% of their aggregate commitments under the Backstop Facility unless you agree otherwise in writing~~; provided that the preceding clauses (i) through (iv) shall not apply to any reduction of commitments in connection with the appointment of an additional lead arranger, joint bookrunner, agent and/or co-agent pursuant to Section 2 above~~. As used herein, the term “Closing Date” means the ~~later of the~~ date of the initial funding under the Term Facility ~~(the “Funding Date”)~~ and the term “Effective Date” means the date on which the ~~Acquisition is consummated (the “Acquisition Date”)~~definitive documentation for the Term Facility (including the New Credit Agreement) is executed by all parties thereto.
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the ~~Funding Date or the~~ Closing Date~~, as applicable~~. The Joint Bookrunners may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Term Facility and the Backstop Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). ~~Until~~If the Company has made a Backstop Election, until the earlier of (i) the date upon which ~~a~~ each Initial Lender and its affiliates hold no portion of the Backstop Facility or any commitments in respect thereof (a “Successful Syndication ~~(as defined in the Fee Letter referred to below) is achieved~~”) and (ii) the 45th day following the Closing Date (the “Syndication Date”), you agree actively to assist (and to use commercially reasonable efforts to cause the Target to assist) the Joint Bookrunners in completing a syndication of the Backstop Facility that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of The Carlyle Group (the “Sponsor”) and to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between appropriate members of senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Target to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication no later than 20 calendar days prior to the Closing Date ~~(or, in the case of the syndication of the Term Facility if an Escrow Election has been made and not rescinded, the Funding Date)~~, provided that in each case such 20 calendar day period shall be subject to the Blackout Periods, (d) using your commercially reasonable efforts to, at your expense, (i) ~~at least 20 calendar days prior to the Closing Date (or, if the Company has made and not rescinded an Escrow Election, the Funding Date), procure ratings for the Term Facility, (ii) if the Company has made a Backstop Election,~~ at least 20 calendar days prior to the Closing Date, procure ratings for the Notes, in each case from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (~~iii~~ii) confirm or procure a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively (but no specific rating in each case), (e) the hosting, with the Joint Bookrunners, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Target to be available for such meetings) and (f) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target and its subsidiaries) being offered, placed or arranged (other than the Facilities and, if the Company has made a Backstop Election, the offering of the Notes, or any indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement), without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or, if the Company has made a Backstop Election, the offering of the Notes. The Joint Bookrunners acknowledge and agree that any information relating to the Company, the Target and their respective subsidiaries provided in connection with preparing the Information Memorandum (as defined below) shall consist of such financial and other information as may be customary or otherwise necessary or reasonably requested by the Joint Bookrunners to prepare the Information Memorandum. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the ~~Funding Date or the~~ Closing Date~~, as applicable~~.
The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause the Target to provide) to us all customary and reasonably available information with respect to you, the Target and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower and reasonably available to you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Facilities (it being understood that the Joint Bookrunners may engage in two or more syndication periods and, until the earlier of the date upon which a Successful Syndication is achieved and the 45th day following the Closing Date, you agree to assist the Joint Bookrunners to the extent required by this and the preceding paragraphs of this Section 3 in connection with all syndication efforts). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to Exhibit D hereto. We agree that the Facilities Documentation will initially be drafted by your counsel.
You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing material and the Information Memorandum, collectively, with the Term ~~Sheets~~Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Target or your or its respective securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you and the Target were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”)) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).
You agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information to be used by Public Siders. It is understood that in connection with your assistance described above, each of the Borrower and the Target shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials only includes Public Side Information with respect to it and exculpate you, the Sponsor, the Target and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). Subject to the following paragraph, you agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the Facilities will be deemed to contain non-public information.
You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, and (c) drafts and final versions of the Facilities Documentation. If you advise us in writing within a reasonable period of time (including by email), prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent. You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.
SECTION 10.    Information. You hereby represent and warrant that, (a) (to the best of your knowledge as to the Target and its subsidiaries and businesses) all written information and written data (other than the Projections and other than information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections such that (with respect to the Information relating to the Target and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.
SECTION 11.    Fees. As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, except as otherwise expressly provided in the Fee Letter, such fees shall not be refundable under any circumstances.
SECTION 12.    Conditions. The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowings” in ~~Exhibit B hereto, solely in the case of the Term Facility, and~~ Exhibit C hereto, solely in the case of the Backstop Facility, and (b) the conditions set forth in Exhibit D hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions the initial funding of the Facilities shall occur (except, if the Company has made a Backstop Election, to the extent Notes are issued in lieu of the Backstop Facility or a portion thereof). Without limiting the conditions precedent to funding provided herein, the Joint Bookrunners will reasonably cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Purchase Agreement.
Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Major Representations (as defined below) made by the ~~Borrower~~Company in the Facilities Documentation relating to the ~~Borrower~~Company and the Guarantors, (ii) the only events of default the absence of which shall be a condition to the availability of the Facilities on the Closing Date shall be the Major Defaults (as defined below) in the Facilities Documentation relating to the ~~Borrower~~Company and the Guarantors and (iii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowings” ~~in Exhibit B hereto, solely in the case of the Term Facility, and~~ in Exhibit C hereto, solely in the case of the Backstop Facility, and in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (i) the pledge and perfection of the security interests in certificated equity securities of the ~~Borrower~~Company and its wholly-owned domestic subsidiaries (and, if the Target becomes a subsidiary of a Domestic Subsidiary (as defined in the ~~Existing Credit Agreement~~Credit Agreement as in effect on the date hereof (the “Existing Credit Agreement”), dated as of April 23, 2012, among the Company, Buccaneer Holdings, Inc., Barclays, as administrative agent, swing line lender and l/c issuer, and the lenders and financial institutions party thereto) of the Company, the Target), (ii) assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and (iii) the delivery of customary “short form” intellectual property security agreements in form to be filed with the United States Patent and Trademark Office and/or the United States Copyright Office, if applicable (in each case of clauses (i), (ii) and (iii), to the extent required in ~~Exhibit B~~the Term Facility Documentation); provided that (i) stock certificates evidencing equity interests of the subsidiaries of the Target will not be required to be delivered prior to, or constitute a condition to, funding and (ii) stock certificates evidencing equity interests of the Target will be required to be delivered solely to the extent received from the Target) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Term Administrative Agent and the ~~Borrower~~Company, in each case acting reasonably but in any event not more than 120 days after the Closing Date, as such period may be extended by the Term Administrative Agent in its sole discretion). For the avoidance of doubt, none of the Target or its subsidiaries will be a Guarantor, and no security interest in the capital stock of the Target’s subsidiaries or any assets of the Target or its subsidiaries shall be required to be granted or perfected on the Closing Date. For purposes hereof: “Major Representations” means the representations and warranties of the ~~Borrower~~Company and the Guarantors set forth in the Facilities Documentation relating to corporate existence, power and authority, due authorization, execution and delivery, validity and enforceability and no violations of, or conflict with, organizational documents of the ~~Borrower~~Company and the Guarantors, in each case, related to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the ~~Borrower~~Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the solvency definitions set forth in Annex I to Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, OFAC1 and the PATRIOT Act and, subject to the provisions of this paragraph, creation, validity, and perfection of security interests in the Collateral; and “Major Defaults” means the events of default in the Facilities Documentation relating to nonpayment of principal, fees and interest, bankruptcy or other insolvency events of the ~~Borrower~~Company or any Guarantor that is a “significant” subsidiary, a change of control of the ~~Borrower~~Company, violation of the dispositions covenant in respect of all or substantially all of the assets of the ~~Borrower~~Company and its subsidiaries, actual or asserted (by the ~~Borrower~~Company or the applicable Guarantor) invalidity of guarantees or material security documents by the ~~Borrower~~Company or any Guarantor that is a “significant” subsidiary, and the inaccuracy of any Major Representation in any material respect (or, in all respects if qualified by materiality). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”
SECTION 13.    Indemnity. To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and the respective officers, directors, employees, agents, advisors, and other representatives of each of the foregoing (each an “Indemnified Person”; provided that any of the foregoing solely in its capacity as financial advisor to the Seller or the Target in connection with the Acquisition (each a “Sell-Side Advisor”) shall not be an Indemnified Person) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Purchase Agreement, the Transactions, the Facilities or any use of proceeds thereof (including, without limitation, to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter, the Fee Letter, the Purchase Agreement, the Transactions, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Sponsor, the Target or any other third person), and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if reasonably necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (other than, in each case, any Sell-Side Advisor) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates (other than any Sell-Side Advisor) under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent, bookrunner or arranger or any similar role under the Term Facility or Backstop Facility) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable and documented or invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term ~~Sheets~~Sheet, Latham & Watkins LLP, and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.
You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Sponsor, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this clause (ii) shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Party is entitled to indemnification under the first paragraph of this Section 7.
You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.
It is further agreed that the Initial Lenders shall be severally liable in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.
SECTION 14.    Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities. You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target, the Sponsor and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.
You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the Transactions or the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. In addition, please note that Barclays Capital Inc. has been retained by the Target as financial advisor (in such capacity, the “Financial Advisor”) to the Target in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Financial Advisor may recommend that the Target not pursue or accept your offer or proposal for the Acquisition or advise the Target in other manners adverse to your interests. You further acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by Barclays Capital Inc. in its capacity as financial advisor to the Target.
SECTION 15.    Confidentiality. You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter and the contents hereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld or delayed), except (a) to the Sponsor, and to your and any of the Sponsor’s affiliates and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature hereof (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter and the contents thereof) and the contents hereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need to know basis, (ii) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any syndication or other marketing materials in connection with the Facilities, in any offering memoranda relating to the Notes or in connection with any public release or filing relating to the Transactions, (iii) ~~you may disclose this Commitment Letter and the Fee Letter and the contents hereof and thereof to potential Lead Arrangers under the first proviso to Section 2 on a confidential and need to know basis, and~~ you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter) to rating agencies in connection with obtaining ratings for the Borrower, the Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or in any public release or filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees and other economic terms), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), in each case on a confidential and need to know basis. The obligations under this paragraph with respect to the Commitment Letter (but not the Fee Letter) shall terminate automatically ~~after~~upon the initial funding under the Term Facility Documentation ~~shall have been executed and delivered by the parties thereto~~. To the extent not earlier terminated, the provisions of this paragraph with respect to the Commitment Letter (but not the Fee Letter) shall automatically terminate on the second anniversary hereof.
The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such confidential information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates or related parties (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, in connection with obtaining the ratings described above, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information and (ii) no such disclosure shall be made by such Commitment Party to any Disqualified Lender. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder, if and to the extent the Commitment Parties are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.
SECTION 16.    Miscellaneous. This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto ~~(other than in connection with an assignment to an additional agent as contemplated by the first proviso in Section 2 hereof)~~, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and the Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. ~~Except as contemplated by the first proviso in Section 2 hereof, this~~This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to such party at its address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.
The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships, affiliate activities and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Barclays on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 5:00 P.M., New York City time, on July 1, 2012. The Initial Lenders’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that Barclays has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Facilities, (ii) July 1, 2013 and (iii) any termination of the Purchase Agreement (such earliest time, the “Expiration Date”), it being understood and agreed, however, that ~~if the Company makes and does not rescind an Escrow Election,~~ (x) the occurrence of the Effective Date shall have no effect on the commitments of the Initial Term Lenders hereunder in respect of the Term Facility ~~shall automatically terminate upon the funding of the Term Loans on the Funding~~, which commitments shall remain available until the Expiration Date and (y) the occurrence of the ~~Funding~~Effective Date shall have no effect on the commitments of the Initial Backstop Lenders in respect of the Backstop Facility, which commitments shall remain available until the Expiration Date. Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and the Fee Letter.
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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.
Very truly yours,

BARCLAYS BANK PLC
By:
    Name:
    Title:
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:
    Name:
    Title:
By:
    Name:
    Title:
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
By:
    Name:
    Title:
By:
    Name:
    Title:

DEUTSCHE BANK SECURITIES INC.
By:
    Name:
    Title:
By:
    Name:
    Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:
    Name:
    Title:
By:
    Name:
    Title:
CREDIT SUISSE SECURITIES
(USA) LLC
By:
    Name:
    Title:

GOLDMAN SACHS BANK USA
By:
    Name:
    Title:
Accepted and agreed to as of
the date first above written:

SYNIVERSE HOLDINGS, INC.
By:
    Name:
    Title:

Project Magellan
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
The Company intends to consummate the Acquisition pursuant to the Purchase Agreement (as defined below).
In connection with the foregoing~~,~~ (x) on the Effective Date, Syniverse Magellan Finance, LLC (the “Initial Borrower”), Barclays, as administrative agent, and the lenders party thereto entered into a delayed draw credit agreement (the “New Credit Agreement”, together with the other Loan Documents (to be defined in the New Credit Agreement), the “Term Facility Documentation”), which provides for the Term Commitments under and as defined in the New Credit Agreement (the “Term Commitments”) under a senior secured delayed draw term loan facility (the “Term Facility”), subject to reduction at the Company’s option, as set forth in the New Credit Agreement, and (y) it is intended that:
(a)    Pursuant to the agreement for the purchase and sale of WP Roaming III S.à r.l. (together with all exhibits and schedules thereto, collectively, the “Purchase Agreement”) ~~to be entered into on or about the date hereof~~dated as of June 30, 2012, with WP Roaming S.à r.l. (the “Seller”), the Company will, directly or indirectly, consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.
(b)    The ~~Company will (or, if the Company has made and not rescinded an Escrow Election, the Escrow~~Initial Borrower will~~) obtain up to $700 million under a senior secured term loan facility described in Exhibit B to the Commitment Letter (the “Term Facility”)~~ draw up to the amount of the Term Commitments, provided that if the Company makes a Backstop Election (as defined below), the amount of the Term Facility shall be decreased by the Term Loan Decrease Amount (as defined below). If, on the Closing Date, upon satisfaction of the conditions set forth in Exhibit D, any Lender party to the Credit Agreement does not fund its pro rata share of the commitments (each, a “Defaulting Lender”), each Commitment Party will become a replacement lender under Section 3.07 (the “yank-a-bank” provisions) of the New Credit Agreement in respect of its ratable portion of the commitments of all such Defaulting Lenders and each Commitment Party shall make a term loan to the Initial Borrower in respect of such commitments under the Term Facility; provided that in no event shall any of Barclays, DBTCA, CS Bank or GS be required to make term loans to the Initial Borrower pursuant to this sentence which would result in it funding term loans to the Initial Borrower in excess of 35%, 35%, 15% or 15%, respectively, of the Term Commitments, and any funding by any Commitment Party of term loans under the New Credit Agreement, shall result in a dollar-for-dollar reduction of such Commitment Party’s commitment hereunder in respect of the Term Facility.
(c)    If the Company makes a Backstop Election, the Company will, ~~(~~or~~, if~~ at the Company ~~has made and not rescinded an Escrow Election, the Escrow~~’s option, the Initial Borrower will~~)~~, at the Company’s option, (i) issue and sell ~~(solely in the case of the Company) additional notes under the Existing Indenture or other~~ senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding gross cash proceeds equal to the ~~Term Loan Decrease~~Backstop Amount and/or (ii) if and to the extent that less than the ~~Term Loan Decrease~~Backstop Amount in Notes are issued on or prior to the Closing Date, borrow senior unsecured bridge loans in an amount equal to the ~~Term Loan Decrease~~Backstop Amount (less the amount of Notes issued on or prior to the Closing Date) (the “Backstop Loans”) under a senior unsecured credit facility described in Exhibit C to the Commitment Letter (the “Backstop Facility” and, together with the Term Facility, the “Facilities”).
(d)    As of the Closing Date, other than the principal amount permitted to remain outstanding pursuant to Section 8.8 of the Purchase Agreement as in effect on or about the date hereof, all existing third party indebtedness for borrowed money of the Target and its subsidiaries (which may exclude certain limited indebtedness that the Joint Bookrunners and the Company reasonably agree may remain outstanding after the Closing Date) will be refinanced, repaid, redeemed, defeased or otherwise discharged ~~and, if the Company made a Backstop Election and made and did not rescind an Escrow Election, a principal amount of Term Loans equal to the Term Loan Decrease Amount, if any, will be repaid in accordance with clause (e) below with the proceeds of the Backstop Facility and/or the Notes~~ (collectively, the “Refinancing”), except for any capital leases existing on the date hereof or permitted to be incurred under the Purchase Agreement, which may remain outstanding after the Closing Date.
(e)    ~~The proceeds of the Facilities borrowed (or Released, if applicable) on the Closing Date, together with cash on hand and the proceeds of the issuance of the Notes, if any, will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).~~      The proceeds of the Facilities borrowed on the Closing Date, together with cash on hand and the proceeds of the issuance of the Notes, if any, and the proceeds, if any, from borrowings under the Company’s existing revolving facility, will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).
~~To the extent that the Company determines, in its sole discretion, that it is in the best interest of the Company to effectuate the initial funding of the Term Facility prior to the Acquisition Date, you may at any time elect in writing by notice to the Initial Term Lenders (the “Escrow Election”) for the borrowing of the Term Loans to take place prior to the Acquisition Date. An Escrow Election may be rescinded prior to the Funding Date at the option of the Company. In connection with the Escrow Election, the Company will form a new shell company and wholly owned subsidiary, organized under Delaware law (the “Escrow Borrower”) which it will designate as an Unrestricted Subsidiary under, and as defined in, each of the Existing Credit Agreement and the Existing Indenture (each as defined below). In the event of an Escrow Election, the Escrow Borrower will be the borrower under the Term Facility and shall borrow the Term Loans on the Funding Date and shall deposit the Term Loan proceeds into escrow, and prior to the Acquisition Date (the period from the Funding Date through the Acquisition Date, the “Escrow Period”) there shall be no other obligors in respect of the Term Loans other than the Escrow Borrower. During the Escrow Period, the obligations of the Escrow Borrower in respect of the Term Facility shall be secured on a first lien basis solely by the assets of the Escrow Borrower, including the proceeds of the Term Loans and any cash contributed, or invested, in the Escrow Borrower by the Company to cover interest accruing on the Term Loans through the Expiration Date. In connection with an Escrow Election, the only conditions to the availability of Term Facility on the Funding Date shall be (w) the deposit into the escrow by the Escrow Borrower of an amount of cash sufficient to pay accrued and unpaid interest on the Term Loans, to but excluding the three month anniversary of the Funding Date (such three month period, and each succeeding three month period prior to the Release, an “Escrow Interest Period”), (x) the execution and delivery of an escrow agreement substantially consistent with the escrow agreement, dated as of December 21, 2010 among Buccaneer Merger Sub, Inc., Barclays and Barclays Capital, Inc., by the Escrow Borrower, (y) the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and (z) the conditions numbered 3, (solely with respect to the Escrow Borrower) 4, (solely with respect to the Escrow Borrower) 5, (solely with respect to the Ticking Fee, the Term Upfront Fees and the Term Agent Fee) (each as defined in the Fee Letter)) 7, 9 and (solely with respect to the Escrow Borrower) 10 in Exhibit D hereto, in each case as if the term “Closing Date” were replaced with the term “Funding Date”, including in the Certain Funds Provisions. The only conditions to the release of the Term Loan proceeds from escrow (the “Release”) following the Funding Date shall be (x) the designation by the Company of the Escrow Borrower as a Restricted Subsidiary under, and as defined in, each of the Existing Credit Agreement and the Existing Indenture, (y) the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and (z) conditions numbered 1, 2, (with respect to the Company and the Guarantors) 4, (with respect to the Company and the Guarantors) 5, 6, 7 and (with respect to the Company and the Guarantors) 10 in Exhibit D hereto, in each case as if the term “availability of the Facilities on the Closing Date” (or, words or phrases of a similar import) in the Certain Funds Provisions were replaced with the term “Release on the Closing Date”. On the date that is at least 15 days prior to the end of any Escrow Interest Period, the Escrow Borrower shall deposit an amount of cash, when taken together with the amount then on deposit in the escrow, sufficient to pay accrued and unpaid interest on the Term Loans, to the last date of the next succeeding Escrow Interest Period; provided that the failure to deposit any such amount within five business days after the same becomes due shall constitute an event of default under the Term Facility Documentation. If the Release has not occurred on or prior to the Expiration Date, on the first business day following the Expiration Date, the Escrow Borrower shall prepay in full, at par, the Term Loans together with all accrued interest thereon (the “Special Mandatory Prepayment”). Promptly following the Release (and in any event within one business day), the Escrow Borrower shall assign, and the Company shall assume, the obligations of the Escrow Borrower under the Term Facility (the “Term Assignment”). This paragraph, and the provisions herein, shall be referred to as the “Escrow Provisions.”~~
To the extent the Company determines, in its sole discretion, that the amount of Term Loans ~~permitted to be incurred (including in the case of an Escrow Election, as a result of the Company designating the Escrow Borrower as a Restricted Subsidiary under the Existing Credit Agreement and the Existing Indenture) on the Closing Date (the lesser of the amounts permitted by the following clauses (x) and (y), which shall be determined by the Company in its sole discretion, the “Permitted Amount”) pursuant to either (x) Section 7.03(b)(xxxi)(i) of the Credit Agreement as in effect on the date hereof (the “Existing Credit Agreement”), dated as of April 23, 2012, among the Company, Buccaneer Holdings, Inc., Barclays, as administrative agent, swing line lender and l/c issuer, and the lenders and financial institutions party thereto, in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the Existing Credit Agreement or (y) clause 24 of the definition of “Permitted Liens” in~~to be incurred on the Closing Date is less than $700 million (the greater of (a) the difference between $700 million and the amount of Term Loans to be incurred on the Closing Date (the “Deficit Amount”) and (b) $200 million (or, if the Notes are fungible with the notes issued under the Indenture as in effect on the date hereof (the “Existing Indenture”), dated as of December 22, 2010, between the Company (as successor to Buccaneer Merger Sub, Inc.) and Wilmington Trust, National Association (as successor to Wilmington Trust, FSB) ~~(the foregoing clauses (x) and (y), the “Existing Leverage Conditions”) is less than $700 million (the greater of (a) the difference between $700 million and the Permitted Amount (the “Deficit Amount”) and (b) $200 million (or, if the Notes are fungible with the notes issued under the Existing Indenture~~, $25 million) (the “Backstop Minimum Amount”), the “~~Term Loan Decrease~~Backstop Amount”), the Company may elect in writing by notice to the Initial Backstop Lenders (the “Backstop Election”), on or prior to the date that is 20 calendar days prior to the Closing Date (provided that such 20 calendar day period shall be subject to the Blackout Periods), to decrease the Term Facility by the difference of (x) the Backstop Amount minus (y) the difference of $700 million minus the Term Commitments as of the Effective Date (the “Term Loan Decrease Amount”).
If a Backstop Election is made, (i) the Initial Backstop Lenders’ collective commitments in respect of the Backstop Facility shall equal the ~~Term Loan Decrease~~Backstop Amount and (ii) the Initial Term Lenders’ collective commitments in respect of the Term Facility shall terminate, on a pro rata basis, with respect to commitments equal to the Term Loan Decrease Amount on the date thereof.
The transactions described above (including the payment of Acquisition Costs ~~and, if applicable, the Term Assignment and the Backstop Assignment~~) are collectively referred to herein as the “Transactions”.

~~Project Magellan~~
~~Term Facility~~
~~Summary of Principal Terms and Conditions2~~

~~Borrower:~~
~~The Company (or, if the Company has made and not rescinded an Escrow Election, (a) initially the Escrow Borrower and (b) after giving effect to the Term Assignment, the Company) (such relevant entity, the “Borrower”).~~

~~Transaction:~~	~~As set forth in Exhibit A to the Commitment Letter.~~
~~Administrative Agent and Collateral Agent:~~
~~Barclays will act as sole administrative agent (the “Administrative Agent”) and sole collateral agent (the “Collateral Agent,” and together with its capacity as the Administrative Agent, the “Term Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding any Disqualified Lender) (together with the Initial Term Lenders, the “Term Lenders”), and will perform the duties customarily associated with such roles.~~

~~Lead Arranger and Joint Bookrunners:~~	~~Each of Barclays DBSI, CS Securities and GS Bank, will act as a joint lead arranger and bookrunner for the Term Facility and will perform the duties customarily associated with such roles.~~
~~Syndication Agent:~~	~~A financial institution to be designated by the Borrower in accordance with the Commitment Letter.~~
~~Documentation Agent:~~	~~A financial institution or institutions to be designated by the Borrower in accordance with the Commitment Letter.~~
~~Term Facility:~~
~~A senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of up to $700 million (the loans thereunder, the “Term Loans”); provided that if the Company makes a Backstop Election, the amount of the Term Facility shall be decreased by the Term Loan Decrease Amount.~~

~~Incremental Facilities:~~
~~The Facilities Documentation (as defined below) will permit the Borrower (after the end of any Escrow Period) to add Incremental Term Loan Commitments (as defined in the Existing Credit Agreement), in an amount not exceeding (together with any “Incremental Commitments” under the Existing Credit Agreement), at the time the respective Incremental Commitments become effective, the Maximum Incremental Facilities Amount (as defined in the Existing Credit Agreement); provided that such Incremental Commitments shall be subject solely to terms and conditions consistent with the Term Documentation Principles (including a proxy for pro forma compliance with the financial covenant in the Existing Credit Agreement as if fully set forth in the Term Facility Documentation).~~

~~The Term Facility will permit the Borrower (after the end of any Escrow Period) to utilize availability under the Maximum Incremental Facilities Amount to issue or incur Additional Permitted Obligations (as defined in the Existing Credit Agreement) on terms and conditions consistent with the Term Documentation Principles.~~

~~Purpose:~~
~~The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with proceeds, if any, from borrowings under the Borrower’s existing revolving facility, cash on hand at the Borrower and, if the Borrower makes a Backstop Election, the proceeds from the incurrence of the Backstop Facility and/or the Notes, to pay the Acquisition Costs.~~

~~Availability:~~
~~The Term Facility will be available in a single drawing on the Closing Date (or, if the Company has made and not rescinded an Escrow Election, the Funding Date). Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.~~

~~Interest Rates and Fees:~~	~~As set forth on Annex I hereto.~~
~~Default Rate:~~
~~With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I hereto) plus 2.00% per annum and in each case, shall be payable on demand.~~

~~Final Maturity and Amortization:~~
~~Subject to the Special Mandatory Prepayment, the Term Facility will mature on the date that is seven years after the Closing Date; provided that the Term Facility will be subject to earlier maturity pursuant to terms consistent with the proviso contained in clause (b) of the definition of “Maturity Date” in the Existing Credit Agreement. The Term Facility will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the balance payable on the seventh anniversary of the Closing Date.~~

~~The Term Facility Documentation shall provide the right for individual Term Lenders to agree to extend the maturity date of the outstanding Term Loans subject solely to terms and conditions consistent with the Term Documentation Principles.~~

~~Guarantees:~~
~~All obligations of the Borrower (the “Borrower Term Obligations”) under the Term Facility and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Term Lender, the Term Administrative Agent or any affiliate of a Term Lender or the Term Administrative Agent (“Hedging /Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “Term Guarantees”) by each existing or subsequently acquired or organized direct or indirect wholly owned domestic restricted subsidiary of the Borrower which would be required to guaranty the obligations of the Borrower under the Existing Credit Agreement (the “Existing Credit Agreement Obligations”) (whether or not the Existing Credit Agreement is then in effect) and by the direct parent of the Borrower (the “Guarantors”); provided that if the Company has made and not rescinded an Escrow Election, during the Escrow Period there shall be no Term Guarantees.~~

~~Security:~~
~~Subject to the limitations set forth below in this section and subject to the Certain Funds Provision (and, if the Borrower has made and not rescinded and Escrow Election, the Escrow Provisions), the Borrower Term Obligations, the Term Guarantees and, at the option of the Borrower, the Hedging/Cash Management Arrangements will be secured on a pari passu basis with the Existing Credit Agreement Obligations solely by those assets of the Borrower and of each Guarantor required to secure the Existing Credit Agreement Obligations (whether or not the Existing Credit Agreement is then in effect).~~

~~All pledges, security interests and mortgages shall be created on terms consistent with the Term Documentation Principles.~~

~~For the avoidance of doubt, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S jurisdiction).~~

~~As of the Closing Date, the priority of security interests and relative rights of the Lenders under the Term Facility and the lenders under the Existing Credit Agreement shall be subject to intercreditor arrangements set forth in the form of intercreditor agreement attached as Exhibit J to the Existing Credit Agreement or, at the Borrower’s option, to an Other Intercreditor Agreement (as defined in the Existing Credit Agreement) reasonably satisfactory to the Term Administrative Agent (the “Intercreditor Agreement”).~~

~~Mandatory Prepayments:~~	~~Loans under the Term Facility shall be prepaid with:~~

~~(A) commencing with the fiscal year ended December 31, 2013 (or, if the Closing Date occurs after June 30, 2013, the fiscal year ended December 31, 2014), 50% of Excess Cash Flow (as defined in the Existing Credit Agreement) (the “ECF Prepayment Amount”), with a step-down to zero upon achievement of a Consolidated Senior Secured Debt Ratio (as defined in the Existing Credit Agreement) of 2.75:1.00; provided that, (x) the portion of such ECF Prepayment Amount required by the terms of any other debt with pari passu lien priority with the Term Facility (“Pari Passu Debt”) to be applied to prepay such other debt on a pro rata basis with the Term Facility (and so long as the Term Facility receives a ratable share of such ECF Prepayment Amount) and (y) in any fiscal year, at the Borrower’s option, any voluntary prepayments of loans under the Term Facility or Pari Passu Debt (but, in the case of revolving loans, only to the extent commitments thereunder are permanently reduced) made during such year or, without duplication, after year end and prior to the time such Excess Cash Flow payment is due, shall in case of each of clauses (x) and (y) be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year on terms and conditions consistent with the Term Documentation Principles;~~

~~(B) 100% of the Net Cash Proceeds (as defined in the Existing Credit Agreement) from any Asset Sale (as defined in the Existing Credit Agreement) by the Borrower or any restricted subsidiaries and Casualty Events (as defined in the Existing Credit Agreement), in each case, in excess of amounts reinvested (or committed to be reinvested) in the business of the Borrower or its restricted subsidiaries within 365 days and, if so committed to be reinvested, so long as such reinvestment is completed within 180 days after such 365 day period, with such proceeds being applied to the Term Loans and Pari Passu Debt on a pro rata basis, and on terms and conditions, consistent with the Term Documentation Principles;~~

~~(C) 100% of the Net Cash Proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Term Facility Documentation, except Permitted Refinancing Obligations (as defined in the Existing Credit Agreement) in respect of the Term Facility) on terms and conditions consistent with the Term Documentation Principles.~~

~~Such other terms and conditions applicable to mandatory prepayments, including applications thereof, shall be consistent with the Term Documentation Principles.~~
~~Voluntary Prepayments and Reductions in Commitments:~~
~~Voluntary prepayments of borrowings under the Term Facility shall be subject to terms and conditions consistent with the Term Documentation Principles; provided that, subject to reimbursement of the Term Lenders’ redeployment cost in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period (on a basis consistent with the Term Documentation Principles), voluntary prepayments shall not be subject to any premium or penalty.~~

~~Documentation:~~
~~The definitive documentation for the Term Facility (the “Term Facility Documentation”) shall be “covenant-lite”, with incurrence based covenants based on and substantially consistent with the Existing Credit Agreement (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection with the foregoing), as modified by the terms set forth herein and subject to (i) modifications (other than release of Collateral) not inconsistent with the express provisions of this Term Sheet necessary to ensure compliance with the Existing Credit Agreement and the Existing Indenture, subject to the consent of the Initial Term Lenders (not to be unreasonably withheld), (ii) modifications to reflect customary provisions included in credit agreements with respect to which Barclays serves as administrative agent (including with respect to loan, operational, assignment and other similar agency provisions), (iii) modifications to address technical matters and (iv) if the Company has made and not rescinded an Escrow Election, modifications to reflect the Escrow Provisions. The Term Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet (subject to modification in accordance with the flex provisions of the Fee Letter, and in no event modifying the conditions to borrowing on the Closing Date). The foregoing provisions are referred to collectively as the “Term Documentation Principles”.~~

~~Representations and Warranties:~~
~~Same as the Existing Credit Agreement.~~
~~The representations and warranties will be required to be made in connection with each extension of credit (including the extensions of credit on the Closing Date), except that the failure of any representation or warranty (other than the Major Representations relating to the Borrower and the Guarantors) to be true and correct on the Closing Date will not in and of itself constitute the failure of a condition precedent to funding or a default under the Term Facility.~~

~~Conditions to Initial Borrowing:~~
~~The availability of the initial borrowing under the Term Facility on the Closing Date will be subject solely to (a) the conditions set forth in the Certain Funds Provisions and Exhibit D to the Commitment Letter, (b) the accuracy of the Major Representations in all material respects (or, in all respects, if qualified by materiality) and (c) the absence of Major Defaults after giving effect to the making of such initial borrowing and other extension of credit on the Closing Date.~~

~~Conditions to All Subsequent Borrowings:~~
~~After the Closing Date, the making of each extension of credit under the Term Facility shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (or, in all respects, if qualified by materiality) and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.~~

~~Affirmative Covenants:~~
~~Same as the Existing Credit Agreement; provided that (a) the Borrower shall not be required to deliver any certificate of calculations with respect to the financial covenant under the Existing Credit Agreement and (b) if the Company has made and not rescinded an Escrow Election, there shall be a covenant to make the Term Assignment promptly (and in any event within one business day) following the Release.~~

~~Negative Covenants:~~
~~Same as the Existing Credit Agreement; provided that if the Company has made and not rescinded an Escrow Election, during the Escrow Period the Escrow Borrower shall be subject to a customary “special-purpose” conduct of business covenant which limits the activities of the Escrow Borrower on terms to be agreed, which in any event shall permit the Transactions.~~

~~Financial Maintenance Covenant:~~	~~None.~~
~~Unrestricted Subsidiaries:~~	~~Same as the Existing Credit Agreement.~~
~~Events of Default:~~	~~Same as the Existing Credit Agreement, including cross acceleration (and not cross default) to a breach of the financial covenant under the Existing Credit Agreement.~~
~~Voting:~~	~~Same as the Existing Credit Agreement, subject to appropriate modifications to reflect the absence of a revolving credit facility in the Term Facility Documentation and to allow the Term Assignment.~~
~~Cost and Yield Protection:~~	~~Same as the Existing Credit Agreement.~~
~~Assignments and Participations:~~	~~Same as the Existing Credit Agreement, subject to appropriate modifications to reflect the absence of a revolving credit facility in the Term Facility Documentation.~~
~~Successor Administrative Agent:~~	~~Same as the Existing Credit Agreement.~~
~~Expenses and Indemnification:~~	~~Same as the Existing Credit Agreement.~~
~~Governing Law and Forum:~~	~~Same as the Existing Credit Agreement.~~
~~Counsel to the Term Administrative Agent and Lead Arrangers:~~	~~Latham & Watkins LLP~~
[Reserved.]

~~Interest Rates:~~	~~The interest rates under the Term Facility will be as follows:~~
~~At the option of the Borrower, initially, Adjusted LIBOR plus 4.25% or ABR plus 3.25%.~~
~~Term Facility~~
~~The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Term Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.~~
~~Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate).~~

~~Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.~~

~~ABR is the Alternate Base Rate, which is the highest of (i) the rate of interest publicly announced by the Term Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum, giving effect to the Adjusted LIBOR floor described below.~~

~~“Adjusted LIBOR” on any date, means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits of the relevant term, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.~~

~~There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.25% per annum.~~
Project Magellan
Backstop Facility
Summary of Principal Terms and Conditions~~3~~2

Borrower:
The Company ~~(~~or, ~~if~~at the Company ~~has made and not rescinded an Escrow Election, (a) initially the Escrow Borrower and (b) after giving effect to the assignment by the Escrow Borrower of its obligations under the Backstop Facility to the Company (the “Backstop Assignment”), the Company) (such relevant entity,~~ ’s option, the Initial Borrower (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent:
DBCI will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (excluding Disqualified Lenders) (together with the Initial Lenders, the “Backstop Lenders”), and will perform the duties customarily associated with such role.

Lead Arranger and Joint Bookrunner:	Each of DBSI, Barclays, CS Securities and GS Bank will act as joint lead arranger and bookrunner for the Backstop Facility and will perform the duties customarily associated with such roles.
Syndication Agent:	A financial institution to be designated by the Borrower in accordance with the Commitment Letter.
Documentation Agent:	A financial institution or institutions to be designated by the Borrower in accordance with the Commitment Letter.
Initial Backstop Loans:
If the Company has made a Backstop Election and notified the Backstop Lenders thereof at least 20 consecutive calendar days prior to the Closing Date (such 20 consecutive day to be subject to the Blackout Periods), the Backstop Lenders will make senior unsecured increasing rate loans (the “Initial Backstop Loans”) to the Borrower on the Backstop Funding Date in an aggregate principal amount of up to the ~~Term Loan Decrease~~Backstop Amount minus the aggregate amount of proceeds from the Notes available to the Borrower on the Backstop Funding Date.

Availability:
The Backstop Lenders will make the Initial Backstop Loans on the Closing Date in a single drawing contemporaneously with the consummation of the Acquisition and the initial funding under the Term Facility. The date of funding of the Initial Backstop Loans is referred to herein as the “Backstop Funding Date”.

Purpose:
The proceeds of borrowings of the Initial Backstop Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the Term Facility, the proceeds of the issuance of the Notes, if any, the proceeds, if any, from borrowings under the Borrower’s existing revolving facility, and cash on hand at the Company, to pay the Acquisition Costs.

Ranking:	The Initial Backstop Loans will rank pari passu in right of payment with the Existing Credit Agreement, the Term Facility and other senior indebtedness of the Borrower, and will not be secured.
Guarantees:
The Initial Backstop Loans will be jointly and severally guaranteed by each Guarantor (as defined in ~~Exhibit B to the Commitment Letter~~the New Credit Agreement) (other than the direct parent of the Borrower) on a senior basis (such guarantees, the “Backstop Guarantees”). The Backstop Guarantees will automatically be released upon the release of the corresponding guarantees of the Term Facility and the Existing Credit Agreement to the extent that the release is not a result of the termination of the Term Facility and the Existing Credit Agreement, as applicable. The Backstop Guarantees will rank pari passu with guarantees of the Term Facility and the Existing Credit Agreement.

Maturity:
All Initial Backstop Loans will have an initial maturity date that is the one-year anniversary of the Backstop Funding Date (the “Initial Backstop Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Backstop Loans have not been previously repaid in full on or prior to the Initial Backstop Loan Maturity Date, such Initial Backstop Loans shall, subject to no bankruptcy event of default having occurred, automatically be converted into senior unsecured term loans (each an “Extended Term Loan”) due on the date that is eight years after the Backstop Funding Date (the “Extended Maturity Date”) having the terms set forth on Annex I hereto. The date on which Initial Backstop Loans are converted into Extended Term Loans is referred to as the “Conversion Date.” At any time or from time to time on or after the Conversion Date, at the option of the Backstop Lenders, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $50.0 million (or, if less, an amount equal to the aggregate principal amount of Extended Term Loans outstanding) in aggregate principal amount of Exchange Notes; provided, further, that the Borrower may defer each subsequent issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $25.0 million (or, if less, an amount equal to the aggregate principal amount of Extended Term Loans outstanding) in Exchange Notes.

The Initial Backstop Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes. In connection with any Backstop Lender’s exchange of Extended Term Loans for Exchange Notes or their subsequent resale, if reasonably requested by any Joint Bookrunner or an exchanging Backstop Lender, the Borrower shall use its commercially reasonable efforts to take such actions and deliver such documents as may be deemed reasonably necessary to permit such Backstop Lender to resell Exchange Notes (which may include customary opinions, accountant’s comfort letters and offering documents).

Interest Rates:
Prior to the Initial Backstop Loan Maturity Date, the Initial Backstop Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus 650 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the three month anniversary of the Backstop Funding Date and a further additional 50 basis points for each additional three-months period thereafter so long as any of the Initial Backstop Loans are outstanding.

Notwithstanding the foregoing, the interest rate in effect on the Initial Backstop Loans shall not exceed the Total Cap (as defined in the Fee Letter) (excluding interest at the Default Rate as described below).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 1.25% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for 1, 2, 3 or 6 months, as selected by the Borrower, appearing on the LIBOR01 Page published by Reuters two business days prior to such date, as set at the beginning of each applicable interest period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Backstop Loans, at the end of each fiscal quarter of the Borrower following the Backstop Funding Date and on the Initial Backstop Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Backstop Loan Maturity Date and on the final maturity date.

Default Rate:
Overdue principal and any other overdue amount (including overdue interest) shall bear interest at the applicable interest rate plus 2.00% per annum and shall be payable on demand, whether or not in excess of the Total Cap.

Mandatory Prepayment:
Subject to the mandatory prepayment provisions of the Term Facility and the Existing Credit Agreement, the Borrower will be required to prepay the Initial Backstop Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Securities (as defined in the Fee Letter); provided that in the event any Initial Lender or affiliate of an Initial Lender purchases debt securities from the Borrower pursuant to a “securities demand” under the Fee Letter at an issue price above the level at which such Initial Lender or affiliate has determined such debt securities can be resold by such Initial Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Initial Lender or affiliate, be applied first to repay the Initial Bridge Loans of such Initial Lender or affiliate (provided that if there is more than one such Initial Lender or affiliate then such net cash proceeds will be applied pro rata to repay the Initial Bridge Loans of all such Initial Lenders or affiliates in proportion to such Initial Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Initial Bridge Loans held by other Initial Lenders; (ii) the net cash proceeds from the issuance of any indebtedness of the Borrower or any of its restricted subsidiaries other than indebtedness permitted under the Term Facility or the Existing Credit Agreement; (iii) the net cash proceeds of any public equity issuances by the Company (subject to exceptions to be agreed) and (iv) the net cash proceeds from all specified, non-ordinary course asset sales or dispositions by the Borrower or any restricted subsidiary and insurance, casualty and condemnation proceeds, in excess of an amount to be agreed, and subject to the right of the Borrower to reinvest 100% of such proceeds (including to make permitted acquisitions and other investments), if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Backstop Facility Documentation, in the case of any such prepayments pursuant to the foregoing clauses (iii) and (iv) above with exceptions and baskets consistent with the Precedent Indenture Documentation Principles (as defined below) including, but not limited to exceptions and baskets no more restrictive than those applicable to the Term Facility.

The Borrower will also be required to offer to prepay the Initial Backstop Loans following the occurrence of a change of control (to be defined in a manner consistent with the Precedent Indenture Documentation Principles) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:
The Initial Backstop Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty (but with breakage costs related to prepayments not made on the last day of the relevant interest period), upon not less than one business days’ prior written notice, at the option of the Borrower.

Documentation:
The definitive documentation for the Backstop Facility (the “Backstop Facility Documentation”) will be based on and substantially consistent with the Existing Indenture (as in effect on the date hereof) (or, if requested by the Company, another precedent of Sponsor acceptable to the Joint Bookrunners), as modified by the terms set forth herein and subject to (i) modifications not inconsistent with the express provisions of this Term Sheet necessary to ensure compliance with the Existing Credit Agreement and the Existing Indenture, subject to the consent of the Initial Backstop Lenders (not to be unreasonably withheld), (ii) modifications to reflect customary provisions included in credit agreements with respect to which DBCI serves as administrative agent (including with respect to loan, operational, assignment and other similar agency provisions), (iii) modifications to reflect credit agreement format and (iv) modifications to address technical matters. The Backstop Facility Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet (subject to modification in accordance with the flex provisions of the Fee Letter, and in no event modifying the conditions to borrowing on the Closing Date), and in any event not less favorable to the Borrower than the provisions of the Term Facility; provided that, notwithstanding the foregoing, prior to the Conversion Date, the debt incurrence covenant and the restricted payment covenant included in the Backstop Facility Documentation will be more restrictive than those set forth in the Existing Indenture (as in effect on the date hereof) or such other applicable Sponsor precedent (the provisions of such facilities being referred to collectively as the “Precedent Indenture Documentation Principles”).

Conditions to Initial Borrowings:
The availability of the initial borrowing under the Backstop Facility on the Closing Date shall be conditioned solely to the (a) the applicable conditions set forth in the Certain Funds Provisions and Exhibit D to the Commitment Letter, (b) the accuracy of the Major Representations in all material respects (or, in all respects, if qualified by materiality) and (c) the absence of Major Defaults after giving effect to the making of such initial borrowing on the Closing Date.

Representations and Warranties:
The Backstop Facility Documentation will contain representations and warranties no less favorable to Borrower than those in the Term Facility Documentation with modifications as are necessary or appropriate for the Backstop Facility.

Covenants:
The Backstop Facility Documentation will contain such affirmative and incurrence-based, negative covenants consistent with the Precedent Indenture Documentation Principles which, in no event (except as set forth herein), will be more restrictive than, or include any covenants not included in the Term Facility. Prior to the Initial Backstop Loan Maturity Date, the debt and restricted payment covenants of the Backstop Loans may be more restrictive than those of the Term Facility, the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Administrative Agent and the Borrower. Prior to the Initial Backstop Loan Maturity Date, the affirmative covenants will be more restrictive, in certain agreed upon respects, than those in the Extended Term Loans and the Exchange Notes (but in any event less restrictive than those set forth in the Term Facility Documentation).  ~~In addition, if the Company has made and not rescinded an Escrow Election, there shall be a covenant to make the Backstop Assignment promptly (and in any event within one business day) following the Release.~~

Financial Maintenance Covenants:	None.
Events of Default:
Limited to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration and cross payment default to material indebtedness; bankruptcy or insolvency of the Borrower or its significant subsidiaries; material monetary judgments; and actual or asserted invalidity of guarantees in each case with such exceptions and cure periods as are consistent with the Precedent Indenture Documentation Principles.

Cost and Yield Protection:	The Backstop Facility Documentation will include customary tax gross-up, cost and yield protection provisions consistent with the Term Documentation Principles.
Assignments and Participation:
Subject to the prior notification of the Administrative Agent and the two succeeding paragraphs, the Backstop Lenders will have the right (except to Disqualified Lenders) to assign all or, subject to minimum amounts to be agreed, a portion of its Initial Backstop Loans after the Backstop Funding Date in consultation with, but without the consent of, the Borrower.

Any such assignment shall require the consent of the Borrower if the Initial Backstop Lenders would hold less than 51% of the outstanding Initial Backstop Loans; provided that no consent of the Borrower shall be required (i) if a Demand Failure Event (as defined in the Fee Letter) has occurred or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent.

The Backstop Lenders will have the right to participate their Initial Backstop Loans to other financial institutions in accordance with applicable law, without restriction; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Backstop Lender to exercise voting rights in respect of the Backstop Facility (except as to certain customary issues). Assignees may not include Disqualified Lenders.

Voting:
Amendments and waivers of the Backstop Facility Documentation will require the approval of Backstop Lenders holding more than 50% of the outstanding Initial Backstop Loans (the “Required Backstop Lenders”), except that (a) the consent of each directly and adversely affected Backstop Lender will be required for (i) reductions of principal, interest rates or the applicable margin (provided that, waiver of a default or change to financial ratios shall not constitute a reduction of interest for this purpose) or fees or extensions of the dates for payment thereof, (ii) extensions of the Initial Backstop Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes and (iv) modifications to the pro rata sharing provisions, and (b) the consent of 100% of the Backstop Lenders will be required with respect to modifications to any of the voting percentages, and releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Existing Credit Agreement, the Term Facility Documentation or the Backstop Facility Documentation).

Expenses and Indemnification:
The Borrower shall pay, if the Backstop Funding Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Backstop Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Backstop Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Backstop Facility Documentation (including the reasonable fees, disbursements and other charges of one primary counsel to the Commitment Parties (and any special or local counsel) (absent any actual or potential conflict); provided that, prior to the Backstop Funding Date, such counsel shall be identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Backstop Administrative Agent, the Commitment Parties, the Backstop Lenders and their affiliates, and the officers, directors, employees, advisors, agents and other representatives of the foregoing (excluding any Sell-Side Advisor), and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (other than, in each case, any Sell-Side Advisor) (as determined by a court of competent jurisdiction in a final, non-appealable decision), (ii) a material breach by any such person or one of its affiliates (other than a Sell-Side Advisor) (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (iii) any dispute among Indemnified Persons (other than a dispute involving claims against the Backstop Administrative Agent, any Lead Arranger, any Joint Bookrunner or any other agent or co-agent (if any) designated with respect to the Backstop Facility, in each case in their respective capacities as such, or any Commitment Party solely in connection with its syndication activities as contemplated hereunder) that a court of competent jurisdiction has determined did not involve actions or omissions of any direct or indirect parent or controlling person of the Borrower, the Borrower or its subsidiaries.

Governing Law and Forum:	New York.
Counsel to the Administrative Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Backstop Funding Date.
Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap.

Interest shall be payable in arrears semi-annually commencing on date that is six months following the Initial Backstop Loan Maturity Date and ending on the maturity date of the Extended Term Loans, computed on the basis of a 360-day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the Total Cap plus 2.00% per annum.
Ranking:	Same as the Initial Backstop Loans.
Guarantees:	Same as the Initial Backstop Loans.
Covenants, Defaults and Offers to Repurchase:
Upon and after the Conversion Date, the covenants, offers to repurchase and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Backstop Facility Documentation.

Optional Prepayment:
The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Exchange Notes

Issuer:
The Borrower will issue the Exchange Notes under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer.”

Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $50.0 million (or, if less, an amount equal to the aggregate principal amount of Extended Term Loans outstanding).

Maturity:	The Exchange Notes will mature on the date that is eight years after the Backstop Funding Date.
Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.
Ranking:	Same as Initial Backstop Loans and Extended Term Loans.
Guarantees:	Same as Initial Backstop Loans and Extended Term Loans.
Offer to Purchase from Asset Sale Proceeds:
The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any specified, non-ordinary course asset sales or dispositions by the Borrower or any Guarantor in excess of amounts either reinvested in the business of the Borrower or its restricted subsidiaries or required to be paid to the lenders under the Existing Credit Agreement or the Term Facility or the holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Precedent Indenture Documentation Principles and in any event not less favorable to the Borrower than those applicable to the Backstop Facility.

Offer to Purchase upon Change of Control:
The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Precedent Indenture Documentation Principles) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:
In the case of Exchange Notes held by an Initial Lender under the Backstop Facility or any affiliate of any Initial Lender (other than an Asset Management Affiliate (as defined below) and excluding Exchange Notes acquired pursuant to market making activities), the Issuer may redeem such Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. Except as set forth below, Exchange Notes held by any party that is not an Initial Lender under the Backstop Facility and is not affiliated with any Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”)), will be non callable until the third anniversary of the Backstop Funding Date. Thereafter, each such Exchange Note may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to 75% of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Backstop Funding Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Prior to the third anniversary of the Backstop Funding Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Backstop Funding Date plus 50 basis points.

Prior to the third anniversary of the Backstop Funding Date, the Issuer may redeem up to 40% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Precedent Indenture Documentation Principles.
Defeasance and Discharge Provisions:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Modification:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Registration Rights:
The Issuer shall use commercially reasonable efforts to file, within 300 days after the first issuance of the Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Act”). If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit resales of the Exchange Notes without restrictive legends; provided that in no event shall the Borrower be required to keep such Shelf Registration Statement effective and available for more than two years after the Initial Backstop Loan Maturity Date. If within 330 days from the Issue Date (the “Effectiveness Date”), a Shelf Registration Statement has not been declared effective, then the Issuer will pay additional interest of 0.25% per annum on the principal amount of the Exchange Notes (which rate of additional interest shall increase by 0.25% per annum 90 days after the Effectiveness Date up to a maximum of 0.50% per annum) to the holders of such Exchange Notes, to the extent that such holder is unable to freely transfer such Exchange Note, from and including the 331st day after the Issue Date to but excluding the effective date of the Shelf Registration Statement with respect to such Exchange Note. The Issuer will also pay such additional interest to the holder of a Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder, subject to the time limitations set forth in the second sentence of this paragraph. All accrued additional interest will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Issuer at its option may file a registration statement with respect to notes having terms substantially identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Issuer offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes. In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Issuer will pay additional interest as described in the previous paragraph.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.
Covenants:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Events of Default:	Customary for high yield debt securities and consistent with the Precedent Indenture Documentation Principles.
Governing Law:	New York.

Project Magellan
Summary of Additional Conditions~~4~~3
The initial borrowings under the Facilities shall be subject to the following conditions:
1.    The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities and/or the issuance of the Notes, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Joint Bookrunners without the prior consent of the Joint Bookrunners. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Joint Bookrunners, provided that any reduction in the purchase price shall be allocated on a pro rata basis (x) to reduce the Term Facility and, if the Company has made a Backstop Election, the Backstop Facility (it being understood that any such reduction will first be allocated to reduce the Backstop Facility, with any remaining amounts allocated to reduce the Term Facility; provided that (i) to the extent necessary to ~~meet the Existing Leverage Conditions~~allow the Term Loans incurred on the Closing Date to be permitted pursuant to either (a) Section 7.03(b)(xxxi)(i) of the Existing Credit Agreement, in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the Existing Credit Agreement or (b) clause 24 of the definition of “Permitted Liens” in the Existing Indenture and (ii) to the extent that any such reduction would cause the amount of the Backstop Facility to be greater than zero but less than the Backstop Minimum Amount, in each case the applicable portion of such pro rata reduction will be allocated to the Term Facility) and (y) to reduce the amount of cash on hand at the Company to be utilized to pay Acquisition Costs. The Major Representations relating to the ~~Borrower~~Company and the Guarantors shall be true and correct in all material respects (or, in all respects, if qualified by materiality) and there shall be no Major Defaults relating to the ~~Borrower~~Company and the Guarantors after giving effect to the Transactions.
2.    The Refinancing shall have been consummated~~, or~~ substantially simultaneously with ~~(x) if the Company has not made an Escrow Election (or has rescinded an Escrow Election),~~ the initial borrowing under the Facilities ~~or (y) if the Company has made and not rescinded and Escrow Election, the Release, shall be consummated~~.
3.    The Joint Bookrunners shall have received (a) audited consolidated balance sheets of the Company and the Target and related statements of income, changes in equity and cash flows of the Company and the Target for the 3 most recently completed fiscal years ended at least 90 days before the Closing Date in the case of the Company and 100 days before the Closing Date in the case of the Target and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target for each subsequent fiscal quarter after the most recent completed fiscal year for which financials have been delivered pursuant to Clause 3(a) above ended at least 45 days before the Closing Date in the case of the Company and 50 days (or in the case of the fiscal quarter ending on June 30, 2012, 60 days) before the Closing Date in the case of the Target. The Joint Bookrunners hereby acknowledge receipt of the financial statements in the foregoing clause (a) for both the Company and the Target for the 2009, 2010 and 2011 fiscal years and in the foregoing clause (b) for the Company for the fiscal quarter ended March 31, 2012.
4.    With respect to the Term Facility, subject in all respects to the Certain Funds Provision, all documents and instruments required to create and perfect the Administrative Agent’s (as defined in ~~Exhibit B~~the Term Facility Documentation) first priority security interest (to the extent required by the Term Facility Documentation) in the Collateral (as defined in ~~Exhibit B~~the New Credit Agreement) to the extent required under ~~Exhibit B~~the Term Facility Documentation, and, subject to liens permitted under the Term Facility Documentation, shall have been executed and delivered by the Borrower and the ~~Guarantors~~Company and, if applicable, be in proper form for filing.
5.    The Initial Lenders shall have received at least 5 days prior to the Effective Date or the Closing Date, as applicable, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Effective Date or the Closing Date, as applicable, by such Initial Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
6.    The execution and delivery of a solvency certificate of the ~~Borrower~~Company’s chief financial officer (certifying that, after giving effect to the Transactions, the ~~Borrower~~Company and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I hereto.
7.    All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).
8.    With respect to the Backstop Facility, you shall have provided to the Investment Bank (as defined in the Fee Letter) no later than 20 consecutive calendar days prior to the Closing Date (provided that such 20 consecutive calendar day period shall be subject to the Blackout Periods) (i) an offering memorandum suitable for use in a “high yield road show” relating to offering of the Notes, including discussion of the Company, financial statements, pro forma financial statements in accordance with Regulation S-X and other financial data of the type and form customarily included in offering memoranda, private placements memoranda and similar documents customarily used in Rule 144A offerings, to consummate an offering of the Notes (which, for the avoidance of doubt, shall not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum); provided that this condition shall be deemed satisfied if such offering memorandum excludes sections that would customarily be provided by the Investment Banks, but is otherwise complete (collectively, the “Offering Memorandum”), and (ii) drafts of customary comfort letters by auditors of the Company (including customary “negative assurances”) with respect to the information in the Offering Memorandum, which such auditors are prepared to issue upon completion of customary procedures. You shall have used commercially reasonable efforts to afford the Investment Bank a period of at least 20 consecutive calendar days following receipt of the information described in the first sentence of this Section 8 to seek to place the Notes with qualified purchasers thereof; provided that (x) such consecutive day period shall not be required to be consecutive to the extent it would include November 21, 2012 through November 25, 2012 (which dates set forth in this clause (x) shall be excluded for purposes of the 20 calendar day period) and (y) if such consecutive calendar day period has not ended prior to (i) August 18, 2012, then it will not commence until September 4, 2012 or (ii) December 21, 2012 then it will not commence until January 2, 2013 (such periods described in the foregoing clauses (x) and (y), collectively, the “Blackout Periods”).
9.    ~~With respect to the Term Facility, the Company shall have used commercially reasonable efforts to afford the Joint Bookrunners a period of at least 20 consecutive calendar days prior to the Closing Date to attempt to syndicate the Term Facility following receipt of a customary Information Memorandum (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Target, to Required Information (as defined in the Purchase Agreement as in effect on or about the date hereof)); provided that such 20 calendar day period shall be subject to the Blackout Periods.10.~~    The execution and delivery of (i) the Term Facility Documentation and the Backstop Facility Documentation (collectively, the “Facilities Documentation”) by the Company, the Borrower (if applicable) and the Guarantors which shall, in each case, be consistent with the New Credit Agreement, the Commitment Letter and the Term ~~Sheets~~Sheet (as applicable) and subject to the Certain Funds Provision set forth in the Commitment Letter and (ii) customary lien searches requested by the Term Administrative Agent at least 30 days prior to the Closing Date, customary legal opinions of counsel to, customary evidence of authorization of, customary officer’s certificates of, customary documents and certificates relating to the organization, existence and good standing of (to the extent applicable), a customary borrowing notice and the incumbency and specimen signature of each officer executing any Facilities Documentation on behalf of each of, in each case, the Company, the Borrower (if applicable) and each Guarantor.
SOLVENCY CERTIFICATE
[    ], 201[]
This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [___] of the Credit Agreement, dated as of _________ ___, 201[], among [__________] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement
I, [ ], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Purchase Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):
1.    The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.
2.    The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.
3.    The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured.
4.    The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).
5.    For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
6.    In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [ ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries.
7.    The assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.
8.    The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.
[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.
[__________]
By:

    Name:
    Title: Chief Financial Officer

EXHIBIT B
Amended Fee Letter
[Intentionally Omitted]

EXHIBIT C
Amended Engagement Letter
[Intentionally Omitted]
EXHIBIT D
Amended Fee Credit Letter
[Intentionally Omitted]

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